INVESTMENT ADVISER AGREEMENT

BETWEEN

TRITON PACIFIC INVESTMENT CORPORATION, INC.

AND

TRITON PACIFIC ADVISER, LLC

This Agreement is made this day of June 2011, by and between TRITON PACIFIC INVESTMENT CORPORATION, INC., a Maryland corporation (the “Company”), and TRITON PACIFIC ADVISER, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized closed-end, non-diversified management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Company Act of 1940, as amended (the “Company Act”); and

WHEREAS, the Adviser is a newly organized investment adviser that intends to register under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.      Duties of the Adviser.

(a)                       The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on June __, 2011, and as amended from time to time (as amended, the “Registration Statement”); (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws; and (iii) in accordance with the Company Act, subsequent to the time the Company becomes a BDC. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement (A) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (B) identify, evaluate and negotiate the structure of the investments made by the Company; (C) close, monitor and service the Company’s investments, including having its representatives sit on portfolio company boards and participating in the management of the Company’s investments as needed; (D) determine the securities and other assets that the Company shall purchase, retain, or sell; (E) perform due diligence on prospective portfolio companies; and (F) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its capital. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to use debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Company’s Board.

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 (b)                      The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)                       The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Company Act and other applicable federal and state law.

(d)                      The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)                       Subject to review by and the overall control of the Board of the Company, the Adviser shall keep and preserve for the period required by the Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company’s Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.      Company’s Responsibilities and Expenses Payable by the Company.

All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to: organizational and offering expenses; the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); federal and state registration fees; any exchange listing fees; federal, state and local taxes; independent directors’ fees and expenses; brokerage commissions; costs of proxy statements, stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, liability insurance and other insurance premiums; and printing, mailing, independent accountants and outside legal costs and all other direct expenses incurred by either the Adviser or the Company in connection with administering the Company’s business, including payments under the administration agreement that will be based upon the Company’s allocable portion of overhead and other expenses incurred by the Company’s administrator, TFA Associates, LLC in performing its obligations under the administration agreement and the compensation of the Company’s chief executive officer, chief financial officer and chief compliance officer, and their respective staffs.

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3.      Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser, in its sole and absolute discretion, may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated.

(a)                       The Base Management Fee will be calculated at a quarterly rate of 0.5% of the Company’s average gross assets (including amounts borrowed) and payable quarterly in arrears. For the first quarter of the Company’s operations, the Base Management Fee will be calculated based on the initial value of the Company’s gross assets. Subsequently, the Base Management Fee for any calendar quarter will be calculated based on the average value of the Company’s gross assets at the end of such quarter and the immediately preceding calendar quarters, appropriately adjusted for any share issuances or repurchases during such quarter. The Base Management Fee may or may not be taken in whole or in part at the discretion of the Adviser. All or any part of the Base Management Fee not taken as to any quarter shall be accrued without interest and may be taken in such other quarter as the Adviser shall determine. The Base Management Fee for any partial quarter will be appropriately pro-rated.

(b)                      The Incentive Fee shall consist of two parts, as follows:

                          i.                  The first part or “Income Incentive Fee” shall be calculated and payable quarterly in arrears based on the Company’s ‘‘Pre-Incentive Fee Net Investment Income’’ (as defined below) for the immediately preceding calendar quarter. The Income Incentive Fee income shall equal 20% of the Company’s Pre-Incentive Fee Net Investment Income, except that, no Income Incentive Fee shall be paid for any quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed a 2% quarterly (8% annualized) return or “hurdle” rate on the Company’s adjusted capital. For such purposes, adjusted capital shall mean the Company’s cumulative net proceeds generated from sales of the Company’s common stock (including pursuant to the Company’s Distribution Reinvestment Plan) reduced for distributions to the Company’s stockholders of proceeds from non-liquidating dispositions of the Company’s investments and amounts paid for the Company’s repurchases of its shares pursuant to its Share Repurchase Program. If the Company’s Pre-Incentive Fee Net Investment Income is greater than 2%, but less than 2.5%, the Company shall pay the Adviser an Income Incentive fee for that quarter and it shall equal the entire excess of the Company’s Pre-Incentive Fee Net Investment Income over 2%. This portion of the Income Incentive Fee is referred to as the “catch up”, as it is intended to provide the Adviser with an incentive fee of 20% on all of the Pre-Incentive Fee Net Investment Income for the quarter, once the 2% quarterly “hurdle” is achieved. If the Company’s Pre-Incentive Fee Net Investment Income for any quarter exceeds 2.5%, the Income Incentive Fee for such quarter shall equal 20% of all Pre-Incentive Fee Net Investment Income for such quarter. The Income Incentive Fee shall be computed and paid quarterly in arrears and shall take into account as income interest that is accrued but not yet received in cash.

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For this purpose, Pre-Incentive Fee Net Investment Income means interest income, dividend and distribution income from equity investments (but excluding that portion of distributions that are treated as a return of capital) and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from its portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses for such quarter (including the Base Management Fee, expenses payable under the Administration Agreement between the Company and TFA Associates, LLC, and any interest expense and distributions paid on any issued and outstanding preferred stock of the Company, but excluding the Income Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. It is understood, with regards to Pre-Incentive Fee Net Investment Income which involves a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities) which the Company has accrued but has not yet received in cash, that if a company subsequently defaults on the loan structured to provide accrued interest, it is possible that the accrued interest previously included in the calculation of the Pre-Incentive Fee Net Investment Income may become uncollectible or only partially collectible. In such instance the Adviser will not be under any obligation to reimburse the Company for any part of the Incentive Fee it received that was based on accrued income. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The Company’s net investment income used to calculate this part of the incentive fee is also included in the amount of the Company’s gross assets used to calculate the 2% Base Management Fee. The operation of the incentive fee with respect to the Company’s Pre-Incentive Fee Net Investment Income for each quarter is as follows:

▪  No Income Incentive Fee shall be payable to the Adviser in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the 2% “hurdle” rate on adjusted capital.

▪  If the Company’s Pre-Incentive Fee Net Investment Income in any calendar quarter, is greater than 2%, but less than 2.5%, an Income Incentive Fee shall be payable for such quarter and shall equal the entire excess of the Company’s Pre-Incentive Fee Net Investment Income for such quarter over 2%.

▪  If the Company’s Pre-Incentive Fee Net Investment Income in any calendar quarter exceeds 2.5% an Income Incentive Fee shall be payable to the Adviser for such quarter and shall equal 20% of all of the Company’s Pre-Incentive Fee Net Investment Income for such quarter.

                           ii.               The second part of the Incentive Fee, the “Capital Gains Incentive Fee”, shall be determined and payable in arrears as of the end of each quarter, upon liquidation of the Company or upon termination of this Agreement, as of the termination date, and shall equal 20.0% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each quarter, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Capital Gains Incentive Fees. For purposes of calculating the foregoing: (1) the calculation of the Capital Gains Incentive Fee shall include any capital gains that result from cash distributions that are treated as a return of capital, (2) any such return of capital shall be treated as a decrease in the Company’s cost basis of an investment, and (3) all fiscal year-end valuations shall be determined by the Company in accordance with generally accepted accounting principles, applicable provisions of the Company Act (even if such valuation is made prior to the date on which the Company has elected to be regulated as a BDC) and the Company’s pricing procedures. In determining the capital gains incentive fee payable to the Adviser, the

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Company will calculate the aggregate realized capital gains, aggregate realized capital losses and aggregate unrealized capital depreciation, as applicable, with respect to each of the investments in its portfolio. For this purpose, aggregate realized capital gains, if any, will equal the sum of the differences between the net sales price of each investment, when sold, and the original cost of such investment since inception. Aggregate realized capital losses will equal the sum of the amounts by which the net sales price of each investment, when sold, is less than the cost of such investment since inception. Aggregate unrealized capital depreciation will equal the sum of the difference, if negative, between the valuation of each investment as of the applicable date and the original cost of such investment. At the end of the applicable period, the amount of capital gains that serves as the basis for the Company’s calculation of the Capital Gains Incentive Fee will equal the aggregate realized capital gains less aggregate realized capital losses and less aggregate unrealized capital depreciation with respect to its portfolio of investments. If this number is positive at the end of such period, then the Capital Gains Incentive Fee for such period will be equal to 20% of such amount, less the aggregate amount of any capital gains incentive fees paid in respect of its portfolio in all prior periods.

4.      Covenants of the Adviser.

The Adviser covenants that it will register as an investment adviser under the Advisers Act and maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.      Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.      Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for

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serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.      Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.      Limitation of Liability of the Adviser; Indemnification.

The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “ Indemnified Parties ”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

9.      Effectiveness, Duration and Termination of Agreement.

This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Company’s Board, or by the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s

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directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Company Act) of any such party, in accordance with the requirements of the Company Act and each of whom is an “independent director” under applicable New York Stock Exchange listing standards. This Agreement may be terminated upon 60 days’ written notice, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Board of Directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10.      Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.      Amendments.

This Agreement may be amended by mutual consent.

12.      Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of California. For so long as the Company is regulated as a BDC under the Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Company Act. In such case, to the extent the applicable laws of the State of California, or any of the provisions herein, conflict with the provisions of the Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of California in the county of Los Angeles and of the U.S. District Court for the Western Division of the Central District of California.

[Signatures Appear on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Triton Pacific Investment Corporation, Inc.

/s/Craig J. Faggen

By: Name: Craig J. Faggen

Title: President and CEO

Triton Pacific Adviser, LLC

/s/Craig J. Faggen

By: Name: Craig J. Faggen

Title: President

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Appendix A

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee (*):

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle rate(1) = 2.0%

Base management fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses) = 0.55%

Pre-incentive fee net investment income does not exceed the hurdle rate, therefore there is no incentive fee on income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.9%

Hurdle rate(1) = 2.0%

Base management fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses) = 2.2%

Catch-up = 100% × pre-incentive fee net investment income less the hurdle rate up to 0.5% = 100% x (2.2% – 2.0%) = 0.2% (Pre-incentive fee net investment income exceeds the hurdle rate, but does not fully satisfy the “catch-up” provision, therefore the incentive fee on income is 0.2% or 100% of the income above the hurdle rate.) (4)

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle rate(1) = 2.0%

Base management fee(2) = 0.5%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income (investment income – (base management fee + other expenses) = 2.8%

Catch-up = 100% × pre-incentive fee net investment income less the hurdle rate up to .5%. (100% × 0.5%) + (20.0% × (2.8% – 2.5%)) = 0.5%(4)

Incentive fee on income = 100% × (pre-incentive fee net investment income > 2.0 < 2.5%) + (20.0% × (pre-incentive fee net investment income > 2.5%)). (100% × 0.5%) + (20.0% × (2.8% – 2.5%)) = 0.5% + (20% × 0.3%) = 0.5% + 0.06% = 0.56%

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(Pre-incentive fee net investment income exceeds the hurdle rate and fully satisfies the “catch-up” provision, therefore the subordinated incentive fee on income is 0.56% which represents a full 20% incentive fee on pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income exceeds 2.5% in any calendar quarter.)

Notes

(*) The hypothetical amount of pre-incentive fee net investment income shown is based on a percentage of total net assets.

(1) Represents 8.0% annualized hurdle rate.

(2) Represents 2.0% annualized base management fee on average gross assets. Examples assume assets are equal to adjusted capital.

(3) Excludes organizational and offering expenses.

(4) The “catch-up” provision is intended to provide the Adviser with an incentive fee of 20.0% on all pre-incentive fee net investment income when the Company’s pre-incentive fee net investment income exceeds 2.5% in any calendar quarter (Catch-up = 2.5% – 2.0% = 0.5%).

Example 2: Incentive Fee on Capital Gains

Scenario 1

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The incentive fee on capital gains would be:

Year 1: None

Year 2: Incentive fee on capital gains of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

Year 3: None — $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

Year 4: Incentive fee on capital gains of $200,000 — $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (incentive fee on capital gains paid in Year 2)

Scenario 2

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5: Investment B sold for $20 million

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The capital gains incentive fee, if any, would be:

Year 1: None

Year 2: $5 million incentive fee on capital gains— 20.0% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B)

Year 3: $1.4 million incentive fee on capital gains— $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million incentive fee on capital gains received in Year 2

Year 4: None

Year 5: None — $5 million (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative incentive fee on capital gains paid in Year 2 and Year 3.

Scenario 3

Assumptions

Year 1: Net offering proceeds total $75 million. $20 million investment made in Company A

(“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

Year 2: Investment A sold for $25 million and all proceeds, net of any capital gains incentive fees payable, are returned to shareholders. FMV of Investment B determined to be $30 million and FMV of Investment C determined to be $27 million.

Year 3: FMV of Investment B determined to be $31 million. FMV of Investment C Determined to be $20 million.

Year 4: FMV of Investment B determined to be $35 million. FMV of Investment C determined to be $25 million.

Year 5: Investments B and C sold in an orderly liquidation for total proceeds of $80 million. All proceeds, net of any capital gains incentive fees payable, are returned to shareholders.

The capital gains incentive fee, if any, would be:

Year 1: None

Year 2: $1 million incentive fee on capital gains– 20.0% multiplied by a realized gain $5 million (no unrealized depreciation or realized losses occurred).

Year 3: None

Year 4: None

Year 5: $5 million incentive fee on capital gains – $6 million cumulative realized capital gains of Investments A, B and C (20.0% multiplied by $30 million) less $1 million cumulative incentive fee on capital gains paid in Year 2.

‡The returns shown above are for illustrative purposes only. There is no guarantee that positive returns will be realized and actual returns may vary from those shown in the examples above.